Exhibit 5

                       [Letterhead of The Otto Law Group]

                                December 11, 2003

Radix Marine, Inc.
9119 Ridgetop Blvd., Suite 260
Silverdale, WA 98383

      Re: Registration of Common Stock of Radix Marine, Inc., a Nevada corporation ("Radix")

Ladies and Gentlemen:

      In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 3,600,000 shares of common stock of Radix to be issued under the Engagement Agreement with the Otto Law Group, PLLC, Amendment No. 1 to the Advertising Agreement with Bartholomew International Investments, Ltd., Inc., And Amendment No. 1 to the Consulting Agreement with Marquis Development, Inc., we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of Radix's common stock.

      We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                                        Very truly yours,

                                        THE OTTO LAW GROUP, PLLC


                                        /s/ The Otto Law Group, PLLC


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